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For Immediate Release

CORD BLOOD AMERICA ANNOUNCES RECORD REVENUES; UP 71 PERCENT IN 2006; GROSS PROFIT HIGHEST EVER

LOS ANGELES, CA. – April 18, 2006 –- Cord Blood America, Inc. (OTC BB:  CBAI),  the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, announced today revenues for 2006 topped $3.89 million, up 71 percent compared to revenues of $2.28 million in 2005.

The Company posted a gross profit of $703,933 in 2006, up 37 percent compared to $513,340 in the previous year.  The net loss decreased to $(5.69) million compared to $(6.13) million in 2005, and diluted loss per share decreased 21 percent to $(0.14) in 2006.  The loss from operations decreased significantly in 2006, as the company recorded a $2. 1 million interest expense, more than 35% of the loss.

The financials do not reflect the recent acquisition of CorCell, Philadelphia, Pa., the nation’s fourth largest umbilical cord blood stem cell company.

Revenues for the fourth quarter of 2006 totaled $1.31 million, the third straight quarter topping the one million dollar plateau and the best quarter in the Company’s history.

 “The results we are posting, we believe, will be recognized as a significant achievement by both the financial markets and by investors,” said Matthew Schissler, CEO.  “We are extremely encouraged by our 2006 financial results.”

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company’s performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.